Exhibit 99.5

STOCK ORDER FORM For Internal Use Only For Internal Use Only BATCH # ORDER # CATEGORY # REC’D O C [FIRST FEDERAL BANK OF WISCONSIN LOGO] SEND OVERNIGHT PACKAGES TO: Stock Information Center [Address] Call us at 1-(___) ____-_____ ORDER DEADLINE & DELIVERY: A Stock Order Form, properly completed and with full payment, must be received (not postmarked) before 2:00 p.m., Central Time, on _ _, 2017. Subscription rights will become void after the deadline. Stock Order Forms can be delivered by using the enclosed Stock Order Reply Envelope, by overnight delivery to the Stock Information Center address on this form, or by hand-delivery to First Federal Bank of Wisconsin’s) office located at 1360 South Moorland Road, Brookfield, WI 53005. Hand delivered stock order forms will only be accepted at this location. You may not deliver this form to our other First Federal Bank of Wisconsin offices. Do not mail Stock Order Forms to First Federal Bank of Wisconsin. Faxes or copies of this form are not required to be accepted. PLEASE PRINT CLEARLY AND COMPLETE ALL APPLICABLE SHADED AREAS. READ THE ENCLOSED STOCK ORDER FORM INSTRUCTIONS (BLUE SHEET) AS YOU COMPLETE THIS FORM. (1) NUMBER OF SHARES SUBSCRIPTION PRICE PER SHARE (2) TOTAL PAYMENT DUE (4) METHOD OF PAYMENT – DEPOSIT ACCOUNT WITHDRAWAL The undersigned authorizes withdrawal from the First Federal Bank of Wisconsin deposit account(s) listed below x $10.00 = $.00 There will be no early withdrawal penalty applicable for funds authorized on this form. Minimum Number of Shares: 25 ($250). Maximum Number of Shares: 6,000 ($60,000). See Stock Order Form Instructions for more information regarding maximum number of shares. (3) METHOD OF PAYMENT – CHECK OR MONEY ORDER Funds designated for withdrawal must be in the listed account(s) at the time this form is received. IRA and other retirement accounts held and health savings accounts at First Federal Bank of Wisconsin and accounts with check-writing privileges may NOT be listed for direct withdrawal below. Enclosed is a personal check, bank check or money order made payable to First Federal Bank of Wisconsin in the amount of: Cash, wire transfers and third party checks will not be accepted for this purchase. Checks and money orders will be cashed upon receipt. (5) PURCHASER INFORMATION ACCOUNT INFORMATION – SUBSCRIPTION OFFERING Subscription Offering. Check the one box that applies, as of the earliest eligibility date, to the purchaser(s) listed in Section 9: a. • Depositors of First Federal Bank of Wisconsin with aggregate balances of at least $50 at the close of business on June 14, 2016. b. • Depositors of First Federal Bank of Wisconsin with aggregate balances of at least $50 at the close of business on June 30, 2017. c. • Depositors of First Federal Bank of Wisconsin at the close of business on July 31, 2017 and borrowers as of November 1, 2012 or former borrowers of Bay View Federal as of May 17, 2014, in each case who maintained such borrowings as of the close of business on July 31, 2017. Community Offering. If (a), (b) or (c) above do not apply to the purchaser(s) listed in Section 9, check the first box that applies to this order: d. • You are a resident of Waukesha or Milwaukee County, Wisconsin. e. • You are placing an order in the Community Offering, but (d) above does not apply. If you checked box (a), (b) or (c) under ‘‘Subscription Offering,’’ please provide the following information as of the eligibility date under which purchaser(s) listed in Section 9 below qualify in the Subscription Offering: Deposit Account Title (Name(s) on Account) Account Number NOTE: NOT LISTING ALL ELIGIBLE ACCOUNTS, OR PROVIDING INCORRECT OR INCOMPLETE INFORMATION, COULD RESULT IN THE LOSS OF ALL OR PART OF ANY SHARE ALLOCATION. ATTACH A SEPARATE PAGE IF ADDITIONAL SPACE IS NEEDED. (6) MANAGEMENT Check if you are a FFBW, MHC, FFBW, Inc., or First Federal Bank of Wisconsin: • Director • Officer • Employee • Immediate family member, as defined in the Stock Order Form Instructions (7) MAXIMUM PURCHASER IDENTIFICATION • Check here if you, individually or together with others (see Section 8), are subscribing in the Subscription Offering for the maximum purchase allowed and are interested in purchasing more shares if the maximum purchase limitation(s) is/are increased. If you do not check the box, you will not be contacted and resolicited in the event the maximum purchase limitations are increased. (8) ASSOCIATES/ACTING IN CONCERT • Check here if you, or any associate or persons acting in concert with you, have submitted other orders for shares in the Subscription Offering. If you check the box, list below all other orders submitted by you or your associates or by persons acting in concert with you. (“Associate” and “Acting in Concert” defined on reverse side of this form) Name(s) listed on Section 9 on other Stock Order Forms Number of shares Name(s) listed in Section 9 on other Stock Order Forms Number of shares (9) STOCK REGISTRATION The name(s) and address that you provide below will be reflected on your ownership statement, and will be used for other communications related to this order. Please PRINT clearly and use full first and last name(s), not initials. If purchasing in the Subscription Offering, you may not add the name(s) of persons/entities who do not have subscription rights or who qualify only in a lower purchase priority than yours. See Stock Order Form Instructions for further guidance. • Individual • Tenants in Common • Uniform Transfers to Minors Act (for reporting SSN, use minor's) FOR TRUSTEE/BROKER USE ONLY • Joint Tenants • Corporation • Partnership • Trust – Under Agreement Dated ____ • Other _____ • IRA (SSN of Beneficial Owner) _______ First Name, Middle Initial, Lase Name Reporting SSN/Tax ID No. First Name, Middle Initial, Lase Name SSN/Tax ID No. Street Daytime Phone # City State Zip County (important) Evening Phone # (10) ACKNOWLEDGMENT AND SIGNATURE(S) I understand that, to be effective, this form, properly completed, together with full payment, must be received no later than 2:00 p.m., Central Time, on , 2017, otherwise this form and all subscription rights will be void. (continued on reverse side of this form) ORDER NOT VALID UNLESS SIGNED ONE SIGNATURE REQUIRED, UNLESS SECTION 4 OF THIS FORM INCLUDES ACCOUNTS REQUIRING MORE THAN ONE SIGNATURE TO AUTHORIZE WITHDRAWAL. IF SIGNING AS A CUSTODIAN, TRUSTEE, CORPORATE OFFICER, ETC., PLEASE INCLUDE YOUR FULL TITLE. Signature (title, if applicable) Date Signature (title, if applicable) Date

STOCK ORDER FORM – SIDE 2

(8) ASSOCIATES/ACTING IN CONCERT (continued from front of Stock Order Form)

Associate – The term “associate” of a person means:

(1)	any corporation or organization, other than FFBW, MHC, FFBW, Inc., First Federal Bank of Wisconsin or a majority-owned subsidiary of these entities, of which the person is a senior officer, partner or beneficial owner, directly or indirectly, of 10% or more of any class of equity securities of the corporation or organization;
(2)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity, excluding any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a fiduciary capacity; and
(3)	any blood or marriage of the person, who either lives in the same house as the person or who is a director or senior officer of FFBW, MHC, FFBW, Inc., First Federal or a subsidiary thereof.

Acting in concert – The term “acting in concert” means:

(1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or
(2)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

In general, a person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the employee plan will be aggregated.

Our directors are not treated as associates of each other solely because of their membership on the Board of Directors. We have the right to determine, in our sole discretion, whether prospective purchasers are associates or acting in concert. Persons having the same address or exercising subscription rights through qualifying accounts registered to the same address generally will be assumed to be associates of, and acting in concert with, each other.

Please see the Prospectus section entitled “The Reorganization and Offering — Offering of Common Stock — Limitations on Purchase of Shares” for more information on purchase limitations.

(10) ACKNOWLEDGMENT AND SIGNATURE(S) (continued from front of Stock Order Form)

I agree that, after receipt by FFBW, Inc., this Stock Order Form may not be modified or canceled without FFBW, Inc.'s consent, and that if withdrawal from a deposit account has been authorized, the authorized amount will not otherwise be available for withdrawal. Under penalty of perjury, I certify that (1) the Social Security or Tax ID information and all other information provided hereon are true, correct and complete, (2) I am purchasing shares solely for my own account and that there is no agreement or understanding regarding the sale or transfer of such shares, or my right to subscribe for shares, and (3) I am not subject to backup withholding tax [cross out (3) if you have been notified by the IRS that you are subject to backup withholding]. I acknowledge that my order does not conflict with the overall purchase limitation of $240,000 in all categories of the offering combined, for any person or entity, together with any associate or group of persons acting in concert, as set forth in the Plan of Reorganization and Stock Issuance and the Prospectus dated                  , 2017.

Subscription rights pertain to those eligible to subscribe in the Subscription Offering. Subscription rights are only exercisable by completing and submitting a Stock Order Form, with full payment for the shares subscribed for. Federal regulations prohibit any person from transferring or entering into any agreement directly or indirectly to transfer the legal or beneficial ownership of subscription rights, or the underlying securities, to the account of another.

I ACKNOWLEDGE THAT THE SHARES OF COMMON STOCK ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. If anyone asserts that this security is Federally insured or guaranteed, or is as safe as an insured deposit, I should call the Office of the Comptroller of the Currency.

I further certify that, before subscribing for shares of the common stock of FFBW, Inc., I received the Prospectus dated _________________, 2017, and I have read the terms and conditions described in the Prospectus, including disclosure concerning the nature of the security being offered and the risks involved in the investment, described by FFBW, Inc., in the “Risk Factors” section, beginning on page __. Risks include, but are not limited to the following:

1.	Our business strategy includes growth, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively. Growing our operations could also cause our expenses to increase faster than our revenues
2.	We depend on our management team to implement our business strategy and execute successful operations and we could be harmed by the loss of their services
3.	We have a substantial amount of commercial real estate, multifamily and commercial and industrial loans, and intend to continue to increase originations of these types of loans. These loans involve credit risks that could adversely affect our financial condition and results of operations
4.	A portion of our one- to four-family residential real estate loans is comprised of investor-owned properties which increases the credit risk on this portion of our loan portfolio
5.	Our portfolio of loans with a higher risk of loss is increasing and the unseasoned nature of our commercial real estate and multifamily loan portfolio may result in errors in judging their collectability, which may lead to additional provisions for loan losses or charge-offs, which would reduce our profits
6.	If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease
7.	A worsening of economic conditions in our market area could reduce demand for our products and services and/or result in increases in our level of nonperforming loans, which could adversely affect our operations, financial condition and earnings
8.	Our small size makes it more difficult for us to compete
9.	A continuation of the historically low interest rate environment and the possibility that we may access higher-cost funds to support our loan growth and operations may adversely affect our net interest income and profitability
10.	We face significant operational risks because the financial services business involves a high volume of transactions and increased reliance on technology, including risk of loss related to cyber-security breaches
11.	Future changes in interest rates could reduce our profits and asset values
12.	Strong competition within our market areas may limit our growth and profitability
13.	Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations
14.	Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions
15.	Our ability to originate loans could be restricted by recently adopted federal regulations
16.	We have become subject to more stringent capital requirements, which may adversely impact our return on equity, require us to raise additional capital, or limit our ability to pay dividends or repurchase shares
17.	The cost of additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements will increase our expenses
18.	Changes in accounting standards could affect reported earnings
19.	Changes in management’s estimates and assumptions may have a material impact on our consolidated financial statements and our financial condition or operating results
20.	Legal and regulatory proceedings and related matters could adversely affect us
21.	We are subject to environmental liability risk associated with lending activities or properties we own
22.	We are a community bank and our ability to maintain our reputation is critical to the success of our business and the failure to do so may materially adversely affect our performance.
23.	The future price of our common stock may be less than the purchase price in the stock offering
24.	The capital we raise in the stock offering may negatively impact our return on equity until we can fully implement our business plan. This could negatively affect the trading price of our shares of common stock
25.	We have broad discretion in using the proceeds of the stock offering. Our failure to effectively deploy the net proceeds of the offering may have an adverse effect on our financial performance and the value of our common stock
26.	There may be a limited trading market in our common stock, which would hinder your ability to sell our common stock and may lower the market price of the stock
27.	Our stock-based benefit plans will increase our costs, which will reduce our income
28.	The implementation of one or more stock-based benefit plans may dilute your ownership interest
29.	Persons who purchase stock in the offering will own a minority of FFBW, Inc.’s common stock and will not be able to exercise voting control over most matters put to a vote of stockholders
30.	Our stock value may be negatively affected by our mutual holding company structure and federal regulations restricting takeovers
31.	The corporate governance provisions in our charter and bylaws may prevent or impede the holders of a minority of our common stock from obtaining representation on our board of directors and may also prevent or impede a change in control
32.	Our management team has limited experience managing a public company, and regulatory compliance may divert its attention from the day-to-day management of our business
33.	You may not receive dividends on our common stock
34.	Under current law, if we declare dividends on our common stock, FFBW, MHC will be restricted in waiving the receipt of dividends
35.	You may not be able to sell your shares of common stock until you have received a statement reflecting ownership of shares, which will affect your ability to take advantage of changes in the stock price immediately following the offering
36.	We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors
37.	The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in 2017
38.	Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits

By executing this form, the investor is not waiving any rights under federal or state securities laws, including the Securities Act of 1933 and the Securities Exchange Act of 1934.

See Front of Stock Order Form

FFBW, Inc.

STOCK INFORMATION CENTER: 1-866-806-1790

STOCK ORDER FORM INSTRUCTIONS – SIDE 1

Sections (1) and (2) – Number of Shares and Total Payment Due. Indicate the Number of Shares that you wish to subscribe for and the Total Payment Due. Calculate the Total Payment Due by multiplying the Number of Shares by the $10.00 price per share. The minimum purchase is 25 shares ($250). The maximum allowable purchase by a person or group of persons exercising subscription rights through a single deposit account held jointly is 6,000 shares ($60,000). Further, no person or entity, together with any associate or group of persons acting in concert, may purchase more than 24,000 shares ($240,000) in all categories of the offering combined. Please see the Prospectus section entitled “The Reorganization and Offering – Offering of Common Stock – Limitations on Purchase of Shares” for more specific information. By signing this form, you are certifying that your order does not conflict with these purchase limitations.

Section (3) – Method of Payment – Check or Money Order. Payment may be made by including with this form a personal check, bank check or money order made payable directly to FFBW, Inc. These will be deposited upon receipt. The funds remitted by personal check must be available within the account(s) when your Stock Order Form is received. Indicate the amount remitted. Interest will be calculated at 0.10% per annum from the date payment is processed until the offering is completed or terminated, at which time a subscriber will be issued a check for interest earned. Please do not remit cash, wire transfers or third party checks for this purchase.

Section (4) – Method of Payment – Deposit Account Withdrawal. Payment may be made by authorizing a direct withdrawal from your First Federal Bank of Wisconsin deposit account(s). Indicate the account number(s) and the amount(s) you wish withdrawn. Attach a separate page, if necessary. Funds designated for withdrawal must be available within the account(s) at the time this Stock Order Form is received. Upon receipt of this order, we will place a hold on the amount(s) designated by you – the funds will be unavailable to you for withdrawal thereafter. The funds will continue to earn interest within the account(s) at the contract rate. The interest will remain in the accounts when the designated withdrawal is made, at the completion or termination of the offering. There will be no early withdrawal penalty for withdrawal from a First Federal Bank of Wisconsin certificate of deposit (CD) account. Note that you may NOT designate accounts with check-writing privileges. Please submit a check instead. If you request direct withdrawal from such accounts, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s). Additionally, you may not designate direct withdrawal from a First Federal Bank of Wisconsin IRA or other retirement accounts or health savings account. For guidance on using retirement funds, whether held at First Federal Bank of Wisconsin or elsewhere, please contact the Stock Information Center as soon as possible – preferably at least two weeks before the ___________, 2017 offering deadline. See the Prospectus section entitled “The Reorganization and Offering – Procedure for Purchasing Shares – Using Retirement Account Funds.” Your ability to use retirement account funds to purchase shares cannot be guaranteed and depends on various factors, including timing constraints and the institution where those funds are currently held.

Section (5) – Purchaser Information. Please check the one box that applies to the purchaser(s) listed in Section 9 of this form. Purchase priorities in the Subscription Offering are based on eligibility dates. Boxes (a), (b) and (c) refer to the Subscription Offering. If you checked box (a) or (b), list all First Federal Bank of Wisconsin deposit account numbers that the purchaser(s) had ownership in as of the applicable eligibility date. If you checked box (c), list all First Federal Bank of Wisconsin deposit and/or applicable loan account numbers that the purchaser(s) had ownership in as of July 31, 2017. Include all forms of account ownership (e.g. individual, joint, IRA, etc.). If purchasing shares for a minor, list only the minor’s eligible accounts. If purchasing shares for a corporation or partnership, list only that entity’s eligible accounts. Attach a separate page, if necessary. Failure to complete this section, or providing incorrect or incomplete information, could result in a loss of part or all of your share allocation in the event of an oversubscription. Boxes (d) and (e) refer to the Community Offering. Orders placed in the Subscription Offering will take priority over orders placed in the Community Offering. See the Prospectus section entitled “The Reorganization and Offering” for further details about the Subscription and Community Offerings.

Section (6) – Management. Check the box if you are a FFBW, MHC, FFBW, Inc., or First Federal Bank of Wisconsin director, officer or employee, or a member of their immediate family. Immediate family includes spouse, parents, siblings and children who live in the same house as the director, officer or employee.

Section (7) – Maximum Purchaser Identification. Check the box, if applicable. Failure to check the box will result in you not receiving notification in the event the maximum purchase limit(s) is/are increased. If you checked the box but have not subscribed for the maximum amount in the Subscription Offering, you will not receive this notification.

Section (8) – Associates/Acting in Concert. Check the box, if applicable, and provide the requested information. Attach a separate page if necessary.

Section (9) – Stock Registration. Clearly PRINT the name(s) in which you want the shares registered and the mailing address for all correspondence related to your order, including a stock ownership statement. Each Stock Order Form will generate one stock ownership statement, subject to the stock allocation provisions described in the Prospectus. IMPORTANT: Subscription rights are non-transferable. If placing an order in the Subscription Offering, you may not add the names of persons/entities who do not have subscription rights or who qualify only in a lower purchase priority than yours. A Social Security or Tax ID Number must be provided. The first number listed will be identified with the stock certificate for tax reporting purposes. Listing at least one phone number is important in the event we need to contact you about this form. NOTE FOR FINRA MEMBERS (Formerly NASD): If you are a member of the Financial Industry Regulatory Authority (“FINRA”), formerly the National Association of Securities Dealers (“NASD”), or a person affiliated or associated with a FINRA member, you may have additional reporting requirements. Please report this subscription in writing to the applicable department of the FINRA member firm within one day of payment thereof.

(over)

FFBW, INC.

STOCK INFORMATION CENTER: 1-866-806-1790

STOCK ORDER FORM INSTRUCTIONS – SIDE 2

Form of Stock Ownership. For reasons of clarity and standardization, the stock transfer industry has developed uniform stockholder registrations for issuance of stock ownership statements. Beneficiaries may not be named on stock registrations. If you have any questions on wills, estates, beneficiaries, etc., please consult your legal advisor. When registering stock, do not use two initials – use the full first name, middle initial and last name. Omit words that do not affect ownership such as “Dr.” or “Mrs.” Check the one box that applies.

Buying Stock Individually – Used when shares are registered in the name of only one owner. To qualify in the Subscription Offering, the individual named in Section 9 of the Stock Order Form must have had an eligible deposit account at First Federal Bank of Wisconsin as of the close of business on June 14, 2016, June 30, 2017 or July 31, 2017 or a loan on November 1, 2012 or a loan from Bay View Federal on June 14, 2016, in each whose borrowings remained outstanding as of close of business on July 31, 2017.

Buying Stock Jointly – To qualify in the Subscription Offering, the persons named in Section 9 of the Stock Order Form must have had an eligible deposit account at First Federal Bank of Wisconsin as of the close of business on June 14, 2016, June 30, 2017 or July 31, 2017 or a loan on November 1, 2012 or a loan from Bay View Federal on June 14, 2016, in each case whose borrowings remained outstanding as of close of business on July 31, 2017.

Joint Tenants – Joint Tenancy (with Right of Survivorship) may be specified to identify two or more owners where ownership is intended to pass automatically to the surviving tenant(s). All owners must agree to the sale of shares.

Tenants in Common – May be specified to identify two or more owners where, upon the death of one co-tenant, ownership of the stock will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant. All owners must agree to the sale of shares.

Buying Stock for a Minor – Shares may be held in the name of a custodian for a minor under the Uniform Transfer to Minors Act. To qualify in the Subscription Offering, the minor (not the custodian) named in Section 9 of the Stock Order Form must have had an eligible deposit account at First Federal Bank of Wisconsin as of the close of business on June 14, 2016, June 30, 2016 or July 31, 2017.

The standard abbreviation for custodian is “CUST.” The Uniform Transfer to Minors Act is “UTMA.” Include the state abbreviation. For example, stock held by John Smith as custodian for Susan Smith under the WI Uniform Transfer to Minors Act, should be registered as John Smith CUST Susan Smith UTMA-WI (list only the minor’s social security number).

Buying Stock for a Corporation/Partnership – On the first name line indicate the name of the corporation or partnership and indicate the entity’s Tax ID Number for reporting purposes. To qualify in the Subscription Offering, the corporation or partnership named in Section 9 of the Stock Order Form must have had an eligible deposit account at First Federal Bank of Wisconsin as of the close of business on June 14, 2016, June 30, 2017 or July 31, 2017 or a loan on November 1, 2012 or a loan from Bay View Federal on June 14, 2016, in each case whose borrowings remained outstanding as of close of business on July 31, 2017.

Buying Stock in a Trust/Fiduciary Capacity – Indicate the name of the fiduciary and the capacity under which the fiduciary is acting (for example, “Executor”), or name of the trust, the trustees and the date of the trust. Indicate the Tax ID Number to be used for reporting purposes. To qualify in the Subscription Offering, the entity named in Section 9 of the Stock Order Form must have had an eligible deposit account at First Federal Bank of Wisconsin as of the close of business on June 14, 2016, June 30, 2017 or July 31, 2017 or a loan on November 1, 2012 or a loan from Bay View Federal on June 14, 2016, in each case whose borrowings remained outstanding as of close of business on July 31, 2017.

Buying Stock in a Self-Directed IRA (for trustee/broker use only) – Registration should reflect the custodian or trustee firm’s registration requirements. For example, on the first name line, indicate the name of the brokerage firm, followed by CUST or TRUSTEE. On the second name line, indicate the name of the beneficial owner (for example, “FBO John SMITH IRA”). You can indicate an account number or other underlying information and the custodian or trustee firm’s address and department to which all correspondence should be mailed related to this order, including a stock ownership statement. Indicate the TAX ID Number under which the IRA account should be reported for tax purposes. To qualify in the Subscription Offering, the beneficial owner named in Section 9 of this form must have had an eligible deposit account at First Federal Bank of Wisconsin as of the close of business on June 14, 2016, June 30, 2017 or July 31, 2017 or a loan on November 1, 2012 or a loan from Bay View Federal on June 14, 2016, in each case whose borrowings remained outstanding as of close of business on July 31, 2017.

Section (10) – Acknowledgment and Signature(s). Sign and date the Stock Order Form where indicated. Before you sign, please carefully review the information you provided and read the acknowledgment. Verify that you have printed clearly and completed all applicable shaded areas on the Stock Order Form. Only one signature is required, unless any account listed in Section 4 requires more than one signature to authorize a withdrawal.

Please review the Prospectus carefully before making an investment decision. Deliver your completed Stock Order Form, with full payment or deposit account withdrawal authorization, so that it is received (not postmarked) before 2:00 p.m., Central Time, on ___________, 2017. Stock Order Forms can be delivered by using the enclosed postage paid Stock Order Reply Envelope, by overnight delivery to the Stock Information Center address on the front of the Stock Order Form, or by hand-delivery to First Federal Bank of Wisconsin’s main office located at 1360 South Moorland Road, Brookfield, WI 53005. Hand delivered stock order forms will only be accepted at this location. You may not deliver this form to our other First Federal Bank of Wisconsin offices. Please do not mail Stock Order Forms to First Federal Bank of Wisconsin. We are not required to accept Stock Order Forms that are found to be deficient or incorrect, or that do not include proper payment or the required signature. Faxes or copies of this form are not required to be accepted.

OVERNIGHT DELIVERY can be made to the Stock Information Center address provided on the front of the Stock Order Form. QUESTIONS? Call our Stock Information Center, at 1-866-806-1790, from 10:00 a.m. to 4:00 p.m., Central Time, Monday through Friday. The Stock Information Center is not open on bank holidays.